Exhibit 99.1

Contacts: Investor Relations Jeff Norris 703.720.2455	Danielle Dietz 703.720.2455	Media Releations Sie Soheili 703.720.3929	Media Release Tatiana Stead 703.720.2352

For Immediate Release: March 17, 2020

Capital One Halts Share Buyback Program

McLean, Va., March 17, 2020 - Capital One Financial Corporation (NYSE: COF) announced today that it suspended its share buyback program on March 13, 2020 in response to the COVID-19 pandemic. Capital One is committed to maintaining strong capital and liquidity to meet the needs of its customers and communities during this exceptional period of economic uncertainty.  The suspension of share buybacks will not impact dividend payments to shareholders and Capital One has the ability to reinstate the buyback program as circumstances warrant.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $262.7 billion in deposits and $390.4 billion in total assets as of December 31, 2019. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index. Visit the Capital One newsroom for more Capital One news.
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